Exhibit 99.1

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Period Ended December 31, 2003
	Three Months	Twelve Months
OPERATING REVENUES
Passenger	$1,980	$7,936
Cargo	208	752
Other	219	822
Total operating revenues	2,407	9,510
OPERATING EXPENSES
Salaries, wages and benefits(a)	961	3,905
Aircraft fuel and taxes	382	1,554
Selling and marketing	176	709
Depreciation and amortization(b)	138	586
Aircraft maintenance materials and repairs	132	474
Aircraft rentals	126	481
Landing fees	77	291
Other rentals	70	278
Other	357	1,497
Total operating expenses	2,419	9,775
OPERATING INCOME (LOSS)	(12)	(265)
Operating margin	(0.5% )	(2.8% )

OTHER INCOME (EXPENSE)
U.S. Government appropriations(c)	—	209
Interest expense, net	(129)	(470)
Interest of mandatorily redeemable securities	(6)	(25)
Investment income	18	47
Foreign currency gain (loss)	3	7
Other(d)	496	715
Total other income (expense)	382	483
INCOME (LOSS) BEFORE INCOME TAXES	370	218
Income tax expense (benefit)(e)	—	(30)
NET INCOME (LOSS)	370	248
Preferred stock requirements	(7)	(12)
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$363	$236

EARNINGS (LOSS) PER COMMON SHARE:

Basic	$4.23	$2.75

Diluted	$4.18	$2.74

AVERAGE SHARES USED IN COMPUTATION:

Basic	86	86

Diluted	87	86

See the accompanying notes.

NOTES:

(a)                                  During the quarter ended March 31, 2003, the Company recorded charges related to severance and the acceleration of pension expense resulting from a reduction in work force of $20 million and $58 million, respectively.

(b)                                 During the quarter ended June 30, 2003, the Company recorded aircraft and aircraft related write-downs of $21 million, primarily for Boeing 727-200 aircraft.

(c)                                  During the quarter ended June 30, 2003, the Company recognized $209 million representing funds received under the Emergency Wartime Supplemental Appropriations Act as reimbursement for security fees paid to the Transportation Security Administration.

(d)                                 During the quarter ended December 31, 2003, the Company recognized a $299 million gain from the sale of its investment in Pinnacle Airlines Corp.; a $148 million net gain related to the acquisition of the holder of its Mandatorily Redeemable Securities; a $39 million gain from the sale of its investment in Hotwire; an $11 million gain from the sale of its investment in Orbitz;  and a $5 million loss from the extinguishment of debt related to its debt exchange offer.

During the quarter ended June 30, 2003, the Company recognized a $199 million gain from the sale of its investment in WORLDSPAN, L.P.

(e)                                  During the quarter ended March 31, 2003, the Company recognized its remaining $30 million net deferred tax liability.  Given recent loss experience, current accounting rules do not allow the Company’s balance sheet to reflect a net deferred tax asset.  Therefore, a valuation allowance is provided against tax benefits in excess of its previously remaining deferred tax liability.  During the quarter ended December 31, 2003, the tax provision that would otherwise be reflected is utilized to reduce the valuation allowance recorded in prior periods.

OPERATING STATISTICS (1)

	Period Ended December 31, 2003
	Three Months		Twelve Months
Scheduled Service:
Available seat miles (ASM) (millions)	21,384		88,593
Revenue passenger miles (RPM) (millions)	16,611		68,476
Passenger load factor	77.7%		77.3%
Revenue passengers (thousands)	12,821		51,865

Total operating ASM (millions)	21,426		89,158

Cargo ton miles (CTM) (millions)	588		2,184
Cargo revenue per ton mile	35.37	¢	34.42	¢

Fuel gallons consumed (millions)	421		1,752
Average fuel cost per gallon, excluding fuel taxes	82.27	¢	80.68	¢
Number of operating aircraft at end of period			430
Full-time equivalent employees at end of period			39,100

(1)                                  All statistics exclude Pinnacle Airlines, a Northwest Airlink regional carrier, which is consistent with how the Company reports statistics to the DOT and is comparable to statistics reported by other major network airlines.

SELECTED BALANCE SHEET DATA

(in millions)	December 31, 2003
Cash, cash equivalents and unrestricted short-term investments	$2,757
Restricted short-term investments	126
Total cash, cash equivalents and short-term investments	2,883

Total assets	14,158

Long-term debt, including current maturities	7,866
Long-term obligations under capital leases, including current obligations	419

Common stockholders’ deficit	(2,011)